INDEPENDENT REGISTERED PUBLIC ACCOUNTANT ACKNOWLEDGEMENT LETTER

I am aware of the use in the Registration Statement on Form S-1 of our review report dated August 28, 2015 of Pacman Media, Inc. relating to the unaudited financial statements for the three and nine months ended July 31, 2014 and 2015, and I am also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Dated:  December 14, 2015

________________________________

David Lee Hillary, Jr.

5797 East 169th Street, Suite 100

Noblesville, IN 46062

317-222-1416

5797 East 169th Street Noblesville, IN 46062  317-222-1416           www.HillaryCPAgroup.com